Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-140446) pertaining to the CTC Media, Inc. 1992 Stock Option Plan, 1997 Stock Option/Stock Issuance Plan, options to purchase 4,508,556 shares pursuant to Non-Plan Stock Option Agreement, and rights to acquire 6,217,600 shares pursuant to a Share Appreciation rights Agreements, of our reports dated March 2, 2009, with respect to the consolidated financial statements of CTC Media, Inc. and the effectiveness of internal control over financial reporting of CTC Media, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst&Young LLC

Moscow, Russia

March 2, 2009